UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2006

Sharper Image Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-15827	94-2493558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 The Embarcadero, 6th Floor, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 25, 2006 (the “Termination Date”), Mr. Richard J. Thalheimer departed as Chairman and Chief Executive Officer of Sharper Image Corporation (the “Company”).

On December 22, 2006, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Mr. Thalheimer regarding his previous termination of employment with the Company. The Settlement Agreement will become effective on December 30, 2006 (the “Effective Date”), unless revoked by Mr. Thalheimer prior to that date.

As of the Effective Date, pursuant to the terms of the Settlement Agreement, Mr. Thalheimer has agreed to resign as a director of the Company and has agreed that the Company will have the right to fill the resulting vacancy.

Under the terms of the Settlement Agreement, in lieu of any amounts payable to Mr. Thalheimer under his employment agreement with the Company, dated October 21, 2002, and in full satisfaction of any severance obligation of the Company to him, Mr. Thalheimer is entitled to be paid severance in the amount of $1,775,000 on April 1, 2007. The severance amount to be paid to Mr. Thalheimer gives effect to certain amounts Mr. Thalheimer previously received upon the exercise of options to purchase common stock of the Company that had been granted to him at exercise prices that were below the fair market value of the Company’s stock on the date of grant. Under the terms of the Settlement Agreement, Mr. Thalheimer will be permitted to (1) exercise certain vested stock options, as described in more detail below and (2) receive continued coverage for himself and his dependents under the Company’s health care program provided to its U.S. employees until his death (or in the case of his dependents, until the later of Mr. Thalheimer’s death or September 30, 2016).

Mr. Thalheimer will also be entitled to the payment of a nonqualified retirement benefit of $3,900,000 on April 1, 2007.

The Settlement Agreement provides that to the extent the Company’s payment of severance benefits and retirement benefits to Mr. Thalheimer is delayed until after January 15, 2007 in connection with the application of Section 409A of the Internal Revenue Code, then the Company will pay Mr. Thalheimer interest from January 15, 2007 to the payment date at the annual rate of six percent, compounded annually (increasing to ten percent for any period after April 1, 2007).

The Company has also agreed to pay Mr. Thalheimer $300,000 on April 1, 2007 as an allowance to assist him in renting office space and in securing secretarial assistance for three years and to reimburse Mr. Thalheimer for fees and expenses of counsel incurred by him in connection with the negotiation of the Settlement Agreement, up to $80,000. Mr. Thalheimer will also be permitted to purchase from the Company certain sculptures for $10,000 (which reflects the customary directors’ discount of 50% from the Company’s retail price for these sculptures). Mr. Thalheimer will for life be entitled to retain his 50% discount on all goods sold by the Company, up to $50,000 per year (based on the marked retail price of such goods).

As of the date of the Settlement Agreement, Mr. Thalheimer held 608,500 vested options to purchase shares of common stock of the Company. Under the terms of the Settlement Agreement, all such options will remain outstanding until the earlier of (1) the date they expire by their own terms for reasons unrelated to Mr. Thalheimer’s termination, (2) in the case of any option granted to Mr. Thalheimer prior to October 21, 2002, March 15, 2007 (or, if later, 30 days after such options can be exercised without violating securities laws) and (3) in the case of any option granted to Mr. Thalheimer after October 21, 2002, December 22, 2010. The exercise price of all such options will be adjusted as determined by the Board of Directors of the Company in connection with the Company’s restatement. Mr. Thalheimer has agreed not to exercise these options until the Company provides written notice to him of the Board’s determination of the adjusted exercise price. All unvested options held by Mr. Thalheimer as of the Termination Date terminated and ceased to be exercisable as of that date.

Mr. Thalheimer has also provided the Company with a general release of any and all claims which he has or may have against the Company. The Company has granted Mr. Thalheimer a limited release in respect of any and all claims relating to (i) the repayment of gains relating to options granted by the Company to Mr. Thalheimer or exercised by him in or after 1994 and (ii) the repayment of bonuses that were excessive because the Company’s expenses when such bonuses were paid were understated with respect to (x) options granted to the Company’s employees in or after 1994 or (y) the matters resulting in the restatement of the Company’s financial statements described in Note B to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended January 31, 2005.

A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and is incorporated in this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement, dated December 22, 2006, by and between Sharper Image Corporation and Richard J. Thalheimer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: December 29, 2006	By:	/s/ Daniel W. Nelson
	Name: Title:	Daniel W. Nelson Senior Vice President, Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Settlement Agreement, dated December 22, 2006, by and between Sharper Image Corporation and Richard J. Thalheimer